                                                                    EXHIBIT 12.1

                    Smithfield Foods, Inc and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                            52 weeks
                                             ended        13 Weeks Ended                         Fiscal Years
                                           ---------    -------------------   ------------------------------------------------------
                                            July 29,    July 29,   July 30,   April 29, April 30,   May 2,     May 3,      April 27,
                                              2001        2001       2000       2001      2000      1999        1998         1997
                                           ---------    -------------------   ------------------------------------------------------
Earnings:
       Income from continuing operations
            before income taxes            $ 378,846    $ 93,286   $ 71,758   $357,318  $119,987  $ 143,438   $ 80,962     $ 67,677
       Nonrecurring (gain)/loss *            (78,615)     (2,008)              (76,607)                         12,600
       Interest expense                       85,222      19,636     23,388     88,974    71,944     40,521     31,891       26,211
       Interest factor of rentals             11,359       2,848      3,617     12,128     9,953      7,249      7,203        6,892
       Amortization of debt costs              1,093         259        315      1,149       868        904        551          142

                                           ---------   --------------------   -----------------------------------------------------
Earnings as Adjusted                       $ 397,905    $114,021   $ 99,078   $382,962  $202,752  $ 192,112  $ 133,207    $ 100,922
                                           =========   ====================   =====================================================
Fixed Charges:
       Interest expense                    $  85,222    $ 19,636   $ 23,388   $ 88,974  $ 71,944  $  40,521  $  31,891    $  26,211
       Capitalized interest                    2,569         514        592      2,647     3,293      2,377      2,530        2,640
       Interest factor of rentals             11,359       2,848      3,617     12,128     9,953      7,249      7,203        6,892
       Amortization of debt costs              1,093         259        315      1,149       868        904        551          142

                                           ---------    -------------------   -----------------------------------------------------
Fixed Charges                              $ 100,243    $ 23,257   $ 27,912   $104,898  $ 86,058  $  51,051  $  42,175    $  35,885
                                           =========    ===================   =====================================================

Ratio of Earnings to Fixed Charges               4.0x        4.9x       3.5x       3.7x      2.4x       3.8x       3.2x         2.8x
                                           =========    ===================   =====================================================

* Reflects a nonrecurring charge of $12.6 million for the fiscal year ended May 3, 1998 related to civil penalties in an environmental case and nonrecurring gains of $79.0 million for the fiscal year ended April 29, 2001, $7.0 million for the 13 weeks ended July 29, 2001, and $86.0 million for the 52 weeks ended July 29, 2001 on the sale of shares of IBP, inc common stock and a $5.1 million gain on the sale of a plant for the fiscal year ended April 29, 2001 and the 52 weeks ended July 29, 2001, net of expenses of $7.5 million incurred related to the attempted merger with IBP, inc for the fiscal year ended April 29, 2001 and the 52 weeks ended July 29, 2001, and a $5.0 million loss resulting from a fire at a Circle Four farm in Utah for the 13 weeks and 52 weeks ended July 29, 2001.